Exhibit 5.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA · ASIA PACIFIC · EUROPE

October 16, 2025

Re:	Wells Fargo Commercial Mortgage Trust 2025-C65 Commercial Mortgage Pass-Through Certificates, Series 2025-C65

To the Addressee of this Letter:

We have acted as counsel to Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation (the “Depositor”), in connection with the issuance of approximately $688,887,246 aggregate principal balance of Wells Fargo Commercial Mortgage Trust 2025-C65, Commercial Mortgage Pass-Through Certificates, Series 2025-C65, Class A-1, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class A-S, Class B and Class C (collectively, the “Registered Certificates”), Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR and Class R, pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2025 (the “Pooling and Servicing Agreement”), between the Depositor, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Argentic Services Company LP, as special servicer, Computershare Trust Company, N.A., as certificate administrator and as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer.

For purposes of rendering this opinion letter, we have reviewed:

(i)       the Registration Statement on Form SF-3 (Registration No. 333-282099) relating to the Registered Certificates (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 13, 2024;

(ii)       the Prospectus, dated October 6, 2025 (the “Prospectus”), relating to the Registered Certificates;

(iii)      the Underwriting Agreement, dated as of October 3, 2025 (the “Underwriting Agreement”), between the Depositor, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, SG Americas Securities, LLC, Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC (collectively, the “Underwriters”);

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Wells Fargo Commercial Mortgage Securities, Inc.

October 16, 2025

(iv)       evidence satisfactory to us with respect to the effectiveness of the Registration Statement under the Act; and

(v)       the forms of the Registered Certificates attached as exhibits to the Pooling and Servicing Agreement.

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion letter. In our examination, we have assumed the following: (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; (e) the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval system to the printed documents reviewed by us; and (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed. As to any facts material to the opinions expressed herein that were not known to us, we have relied upon certificates, statements and representations of officers and other representatives of the Depositor and others.

Our opinions set forth below are subject to: (1) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the doctrine of estoppel; (2) the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law; (3) the effect of certain laws, rules, regulations and judicial and other decisions upon enforceability; (4) bankruptcy, insolvency, bail-in, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties generally, in each case, whether by operation of law, contract, judicial or regulatory action or otherwise, and the effect of, to the extent applicable, the rights of creditors or of secured creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates; and (5) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement that purports or is construed to provide indemnification and contribution with respect to securities law violations.

Based upon and subject to the foregoing, we are of the opinion that—

A.        The Registered Certificates, when duly and validly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement, and when delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

Wells Fargo Commercial Mortgage Securities, Inc.

October 16, 2025

B.       The description set forth under the caption “Material Federal Income Tax Considerations” in the Prospectus, although it does not discuss all federal income tax consequences that may be applicable to the individual circumstances of particular investors (some of which may be subject to special treatment under the Internal Revenue Code of 1986, as amended), otherwise correctly describes, as of the date hereof, the material aspects of the federal income tax treatment of an investment in the Registered Certificates commonly applicable to investors that are U.S. Persons (as defined under the heading “Material Federal Income Tax Considerations—Taxation of Certain Foreign Investors” in the Prospectus) and, where expressly indicated therein, to investors that are not U.S. Persons. We also hereby confirm the opinion expressly set forth under such headings as our opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the discussion of our opinions set forth in this opinion letter under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not consider that we are “experts”, within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

We express no opinion as to any laws other than the federal laws of the United States of America and the laws of the State of New York. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Depositor.

Very truly yours,

/s/ Sidley Austin LLP